Braintech

ABB Signs Agreement with Braintech to Market eVisionFactory™ Systems in North America

Companies Will Deliver Fully Engineered Vision Guided
Robotic Systems to Automotive Sector

NORTH VANCOUVER, B.C., - (Canada News Wire) - March 4, 2004 - ABB Inc.'s Robotic, Automotive and Manufacturing Group (NYSE:ABB) announced today that it has signed an agreement with Braintech, Inc.(OTCBB:BRHI) to develop and market Vision Guided Robotic systems using Braintech's award winning eVisionFactory, (eVFTM) to ABB's North American automotive customers.

Braintech pioneered 3D-Vision Guided Robotics (3D-VGR) for manufacturers in early 2000 and was the first to commercialize the development, operation and support of Vision Guided Robotic systems with the release of eVF. By combining ABB's industrial robotic expertise with Braintech's eVF software, ABB now has the ability and products to market and support "Totally Engineered VGR Systems " to its customers, for numerous automotive production applications for: powertrain, body and paint shop, foundry, and final vehicle assembly.

According to Thomas M. Stroin, Vice President of ABB's North American Robot Automation Business Unit, "ABB was first introduced to Braintech in Canada more than three years ago. Since that time, Braintech and ABB have co-developed and installed systems to several automotive customers and tier one suppliers. ABB and Braintech recognize that these 'VGR Systems' represent a new direction in automation and provide our customers with solutions that are lean, multi-purpose and highly intelligent. Using Braintech's unique approach with eVF, ABB can address the increased market demand for flexible solutions and provide the automotive companies innovative systems to handle their complex, growing production requirements". Mr. Stroin further states, "We believe that VGR is revolutionary and that the eVF software platform is the right approach, offering the automotive industry a robust standard that is easily supported by plant personnel. Hence, the signing of this agreement between ABB and Braintech is a natural step forward for both companies."

Owen Jones, CEO of Braintech, added, "We continue to measure our progress by the expanding number of installations within our customer base. We're finding that soon after initial systems are operational our customers are ordering additional systems for the same plant or for sister plants. This proves that systems built with our eVF platform are both reliable and manageable, something custom-built systems have not traditionally been able to achieve. Now, in combination with ABB's North American sales, engineering and field service teams, we believe we will be able to achieve significant market penetration."

ABB's Robotic, Automotive and Manufacturing group is a leading supplier of robots, robotic systems and automation systems to the automotive, manufacturing and consumer industries. With more than 120,000 robots installed worldwide and more than 5,000 employees, ABB is a global leader in flexible factory automation.

ABB is a leader in power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ABB Group of companies operates in 100 countries and employs about 115,000 people worldwide. With an installed base of more than 120,000 robots, the Automation Technologies division employs about 56,000 and posted 2002 revenues of US $9.9 Billion.

About Braintech, Inc. (www.braintech.com)

Braintech's VGR technologies are revolutionizing manufacturing by giving industrial robots the "eyes" to handle and assemble parts with a high degree of consistent quality and productivity. Braintech's scientific capabilities, engineering expertise and commitment to support have been embedded in the Company's VGR software system called "eVF". eVF provides rapid and solid application development, operation and secure remote support and diagnostics over the Internet. To date, Braintech's VGR systems have been installed at Ford Motor Company, General Motors, Delphi, TI Automotive Group and Toyota

SC3D, eVF and eVisionFactory are registered trademarks of Braintech Canada, Inc.

Statements in this document (as well as information included in oral statements or other written statements made or to be made by Braintech, Inc.) that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release include statements regarding the Company's belief that it has pioneered 3D-Vision Guided Robotics for manufacturers, that 3D-Vision Guided Robotics has significantly advanced the automated assembly process and that 3D-Vision Guided Robotics is playing a role in the revolution underway in the auto manufacturing industry. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; problems with the transport of the products produced; failure for a market to develop for the products; the inability of the Company to finance its obligations under agreements; the failure of the Automotive sector to grow at the rate thought likely; and many other known and unknown factors that affect the technology and automotive industry in general. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the 2002 fiscal year and the Company's quarterly reports on Form 10-QSB filed from time to time with the SEC.

For more information, please contact:

Braintech, Inc.
Elite Financial Communications Group
Stephanie Noiseux, VP of Client Relations
407-585-1080 / steph@efcg.net

ABB Inc.
Robotics, Automotive and Manufacturing Group
Contact Person: Ann R. Smith
Tel: 248-391-8876
Fax: 248-391-7390
Email: ann.r.smith@us.abb.com